[Total S.A. Letterhead]

March 2, 2009

H. Roger Schwall,

        Securities and Exchange Commission,

                100 F. St, N.E.,

                      Washington, D.C. 20549-7010,

                            U.S.A.

Re:	TOTAL S.A.
Form 20-F for Fiscal Year Ended December 31, 2007
Filed April 2, 2008
Form 6-K Filed October 16, 2008
Response Letter Dated January 30, 2009
File No. 1-10888

Dear Mr. Schwall:

                      We are writing with respect to your letter dated February 26, 2009 containing comments regarding the filings specified above. We anticipate responding to your comments on or before March 31, 2009.

Very truly yours,

/s/ Thierry Reveau de Cyrières
Thierry Reveau de Cyrières

cc:	Matthew Clayton

Andrew Zdrahal

(Total S.A.)

Krystian Czerniecki

(Sullivan & Cromwell LLP)